Exhibit 99.1

NEWS RELEASE

Mitel Completes Refinancing of Credit Facilities

Utilizes surplus cash to reduce debt

OTTAWA, Ontario – February 27, 2013 (GLOBE NEWSWIRE) – Mitel® (Nasdaq: MITL; TSX: MNW), a leading provider of cloud and premises-based unified communications and collaboration (UCC) solutions, today announced the Company has completed the refinancing of its first and second lien credit facilities with $320 million in new senior secured credit facilities. Bank of America Merrill Lynch, RBC Capital Markets, and MerchCap Solutions were Joint Lead Arrangers and Joint Book-Running Managers on the transactions.

“We are pleased to have secured new credit facilities on favorable terms, enhancing our operating flexibility,” said Steve Spooner, Chief Financial Officer, Mitel. “In line with our previously announced intentions, we took advantage of the company’s strong cash position to reduce our overall debt, further strengthening our financial position.”

The new credit facilities consist of an undrawn $40 million first lien revolving credit facility maturing in February 2018, a $200 million first lien term loan maturing in February 2019 and an $80 million second lien term loan maturing in February 2020. The undrawn $40 million first lien revolving credit facility is priced at LIBOR, plus 5.75%. The $200 million term loan facility is priced at LIBOR, plus 5.75% with a LIBOR floor of 1.25%. The $80 million term loan facility is priced at LIBOR, plus 9.75%, with a LIBOR floor of 1.25%.

Proceeds from the new credit facilities, along with approximately $35 million in cash, were used to repay the $304 million outstanding under the existing credit facilities, as well as fees and expenses related to the transactions.

About Mitel

Mitel® (Nasdaq:MITL) (TSX:MNW) is a global provider of unified communications and collaboration (UCC) software, solutions and services that enable organizations to conduct business anywhere, over any medium with the device of their choice. Through a single cloud-ready software stream, Mitel’s Freedom architecture provides customers in over 100 countries the flexibility and simplicity needed to support today’s dynamic work environment. For more information visit www.mitel.com.

Mitel and the Mitel logo are registered trademarks of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

Contact Information

Amy MacLeod (media), 613-592-2122 x71245, amy_macleod@mitel.com

Malcolm Brown (industry analysts), 613-592-2122 x71246, malcolm_brown@mitel.com

Cynthia Hiponia and Alice Kousoum (investor relations), 613-592-2122 x71997, investorrelations@mitel.com